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                                                                   Exhibit 8.2


                     McGrath, North, Mullin & Kratz, P.C.
                      Suite 1400 One Central Park Plaza
                          222 South Fifteen Street
                            Omaha, Nebraska 68102
                               (402) 341-3070


                              January 14, 1999



InaCom Corp.
10810 Farm Drive
Omaha, Nebraska  68154

Ladies and Gentlemen:

     We have acted as legal counsel to InaCom Corp., a Delaware corporation ("Parent"), in connection with the planned merger (the "Merger") of InaCom Acquisition, Inc., a Delaware corporation ("Merger Sub"), which is a newly formed, wholly owned subsidiary of Parent, into Vanstar Corporation, a Delaware corporation ("Company"), pursuant to an Agreement and Plan of Merger dated as of October 8, 1998, by and among Company, Parent, and Merger Sub (the "Merger Agreement").

     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 (the "Registration Statement"), as amended, filed by Parent with the Securities and Exchange Commission (the "Proxy Statement/ Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by Parent and Company (the "Certified Representations"), copies of which are attached hereto and upon certain statements and representations contained in the Merger Agreement and the Proxy Statement/ Prospectus. We have neither investigated nor verified any such statements or representations. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations have been or will be taken.

     In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/ Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of

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InaCom Corp.
January 14, 1999
Page 2


Delaware; (iii) each of Parent, Company, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder; (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/ Prospectus are valid and binding in accordance with their respective terms; and (v) there is no plan or intention on the part of any stockholders of Company to sell, exchange or otherwise dispose of, or otherwise reduce the risk of loss relating to, a number of shares of Parent stock to be received in the Merger that would reduce Company stockholders' ownership of, or risks incident to the ownership of, Parent stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent of the value of all the formerly outstanding stock of Company as of the same date. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, or assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Parent, Company or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the Internal Revenue Service or any court, and there can be no assurance that the Internal Revenue Service or a court of competent jurisdiction will agree with such opinion.

     Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that the Merger of Merger Sub with and into Company will be a reorganization within the meaning of sections 368(a)(1)(A) and (a)(2)(E) of the Code with the following material U.S. federal income tax consequences:

     (1) no income, gain or loss will be recognized by Parent or Company as a result of the Merger;

     (2) a Company stockholder will not recognize any income, gain or loss upon the receipt of Parent Common Stock solely in exchange for such stockholder's shares of Company Common Stock pursuant to the Merger (except as described below with respect to cash that is received in lieu of fractional shares);

     (3) a Company stockholder's tax basis for the Parent Common Stock received pursuant to the Merger will equal such Company stockholder's tax basis in the Company Common Stock surrendered in exchange therefor (adjusted with respect to fractional shares); and

     (4) a Company stockholder's holding period for the Parent Common Stock received pursuant to the Merger will include the holding period of the Company Common Stock surrendered in exchange therefor, provided that the Company Common Stock is held as a capital asset at the Effective Time.

     A Company stockholder who receives cash in lieu of fractional shares will be treated as having received such fractional shares pursuant to the Merger and than as having exchanged such

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InaCom Corp.
January 14, 1999
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fractional shares for cash in a transaction generally giving rise to capital gain or loss. The amount of any capital gain or loss attributable to such deemed exchange of fractional shares will be equal to the difference between the cash received in lieu of fractional shares and the ratable portion of the tax basis of the Company Common Stock surrendered that is allocated to such fractional shares. Such gain or loss for individuals and other noncorporate taxpayers who have held Company Common Stock at the Effective Time of the Merger for (1) one year or less will be treated as short term capital gain or loss and taxed at ordinary income rates and (2) more than one year will be treated as long-term capital gain or loss and taxed generally at a statutory maximum rate of 20%.

     Our opinion is based on the Code, applicable Treasury Regulations, published judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do no undertake to advise you as to any such changes or interpretations after the Effective Time unless we are specifically requested to do so.

     No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to Company stockholders who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the captions "Material Federal Income Tax Consequences of the Merger on Vanstar Stockholders" and "Legal Matters" in the Registration Statement and the Proxy Statement/ Prospectus which is a part thereof.

     We call your attention to the fact that the opinion set forth in this letter is an expression of professional judgment and not a guarantee of a result.

                                   Yours very truly,

                                   McGrath, North, Mullin & Kratz, P.C.


                                   By: /s/ Jeffrey J. Pirruccello
                                       -----------------------------